[EXECUTION COPY]

                            STOCK PURCHASE AGREEMENT


                                   dated as of


                                  March 5, 2002


                                     between


                              PERSEUS CAPITAL, LLC


                                       and


                              JPMORGAN CHASE BANK,
                  by J.P. MORGAN SECURITIES INC., as its Agent

                                TABLE OF CONTENTS

                                 _______________

                                                                            PAGE
                                                                            ----

ARTICLE 1
     DEFINITIONS

SECTION 1.01.  DEFINITIONS.....................................................1

ARTICLE 2
     SALE AND PURCHASE; PAYMENT; ESTABLISHMENT OF TRANCHES

SECTION 2.01.  SALE AND PURCHASE...............................................6
SECTION 2.02.  PAYMENT, ESTABLISHMENT OF TRANCHES..............................7
SECTION 2.03.  SETTLEMENT DATE................................................10
SECTION 2.04.  CASH SETTLEMENT OPTION.........................................10

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  REPRESENTATIONS AND WARRANTIES OF SELLER.......................12
SECTION 3.02.  REPRESENTATIONS AND WARRANTIES OF BUYER........................16

ARTICLE 4
     CONDITIONS

SECTION 4.01.  CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT..................17
SECTION 4.02.  CONDITIONS TO BUYER'S OBLIGATIONS..............................18

ARTICLE 5
     COVENANTS

SECTION 5.01.  TAXES..........................................................18
SECTION 5.02.  FORWARD CONTRACT...............................................19
SECTION 5.03.  NOTICES........................................................19
SECTION 5.04.  FURTHER ASSURANCES.............................................19
SECTION 5.05.  NO SALES OF COMMON STOCK.......................................20
SECTION 5.06.  SECURITIES CONTRACT............................................20
SECTION 5.07.  BORROW COST....................................................20
SECTION 5.08.  FORM 144 FILING................................................21
SECTION 5.09.  INDEMNIFICATION................................................22

ARTICLE 6
     ADJUSTMENTS

SECTION 6.01.  DILUTION ADJUSTMENTS...........................................22
SECTION 6.02.  MERGER EVENTS..................................................24
SECTION 6.03.  NATIONALIZATION AND INSOLVENCY.................................25

SECTION 6.04.  TERMINATION AND PAYMENT........................................25

ARTICLE 7
     ACCELERATION

SECTION 7.01.  ACCELERATION...................................................26

ARTICLE 8
     MISCELLANEOUS

SECTION 8.01.  NOTICES........................................................29
SECTION 8.02.  GOVERNING LAW; SEVERABILITY; SUBMISSION TO JURISDICTION;
         WAIVER OF JURY TRIAL.................................................29
SECTION 8.03.  SET-OFF........................................................30
SECTION 8.04.  ENTIRE AGREEMENT...............................................30
SECTION 8.05.  AMENDMENTS, WAIVERS............................................30
SECTION 8.06.  ASSIGNMENT BY BUYER; NO THIRD PARTY RIGHTS, SUCCESSORS
         AND ASSIGNS..........................................................30
SECTION 8.07.  COUNTERPARTS...................................................31
SECTION 8.08.  NON-CONFIDENTIALITY............................................31
SECTION 8.09.  OVERDUE AMOUNTS................................................31
SECTION 8.10.  MATTERS RELATED TO AGENT.......................................31
SECTION 8.11.  CALCULATION AGENT..............................................31

EXHIBIT A         Form of Pre-pricing Acknowledgment
EXHIBIT B         Form of Pricing Schedule

                            STOCK PURCHASE AGREEMENT


         THIS AGREEMENT is made as of this 5th day of March, 2002 between PERSEUS CAPITAL, LLC, a Delaware limited liability company ("SELLER"), and JPMORGAN CHASE BANK, a New York banking corporation ("BUYER"), by J.P. MORGAN SECURITIES INC., a Delaware corporation, as its agent ("AGENT").

         WHEREAS, Seller owns shares of common stock, par value $.002 per share, or security entitlements in respect thereof ("COMMON STOCK"), of ViroPharma Incorporated, a Delaware corporation (the "ISSUER");

         WHEREAS, Seller and Buyer are willing to sell and purchase shares of Common Stock at the times and on the terms set forth herein; and

         WHEREAS, Seller has agreed, pursuant to the Pledge Agreement (as defined herein), to grant Buyer a security interest in certain shares of Common Stock to secure the obligations of Seller hereunder;

         NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "BUSINESS DAY" means any day on which commercial banks are open for business in New York City and the Exchange is not closed.

         "CALCULATION AGENT" means JPMorgan Chase Bank.

         "CLOSING PRICE" means, with respect to any security on any Valuation Date or any other Trading Day, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security on the Exchange on such day or, if such price is not so reported, the last quoted bid price for such security in the over-the-counter market on such day as reported by Pink Sheets LLC (formerly known as the National Quotation Bureau) or similar organization or, if such bid price is not available, the market value of such security on such day as determined by the Calculation Agent, in each case determined as of the close of regular session trading on the Exchange); PROVIDED that if such close of regular session trading on the Exchange is extended to later than 4:00 p.m. (New York time), then the time as of which the relevant sale or bid price shall be determined shall be selected by the Calculation Agent in consultation with the Seller; PROVIDED further that the proviso contained in the definition of Valuation Date shall apply to the price determined on any other Trading Day mutatis mutandis.

         "COLLATERAL AGENT" means JPMorgan Chase Bank, as collateral agent under the Pledge Agreement.

         "EFFECTIVE DATE" means the later of the date hereof and such subsequent date on which all the conditions set forth in Section 4.01 are either satisfied or waived.

         "EXCHANGE" means, with respect to any security at any time, the principal national securities exchange or automated quotation system, if any, on which such security is listed or quoted at such time.

         "FREE STOCK" means Common Stock that is not subject to any Transfer Restrictions (other than any Transfer Restrictions arising solely from the fact that Seller is an "affiliate" within the meaning of Rule 144 under the Securities Act of the Issuer) in the hands of Seller immediately prior to delivery to an affiliate of Buyer designated by Buyer hereunder and such Common Stock would not be subject to any Transfer Restrictions in the hands of such affiliate of Buyer upon delivery to such affiliate of Buyer.

         "HEDGING TERMINATION DATE" means the date one (1) month from the date hereof.

         "INSOLVENCY PROCEEDING" means any case or any judicial, administrative or other proceeding, or the filing of any petition or the taking of any similar action, (i) seeking a judgment of or arrangement for insolvency, bankruptcy, winding-up, liquidation, reorganization, composition, rehabilitation, administration or similar relief with respect to Seller or its debts or assets,
(ii) seeking the appointment or election of a conservator, trustee, receiver, liquidator, administrator, custodian or similar official for Seller or any substantial part of its assets, or (iii) which has an effect similar or analogous to the foregoing.

         "LIEN" means any lien, mortgage, security interest, pledge, charge, adverse claim or encumbrance of any kind.

         "MARKET DISRUPTION EVENT" means, with respect to any Tranche, in relation to any Valuation Date for such Tranche, as determined by the Calculation Agent, the occurrence or existence during the one-half hour period that ends at the close of the regular session of trading on the Exchange of any material suspension of or material limitation imposed on trading in (i) the Common Stock or in stocks generally on the Exchange or (ii) options contracts or futures contracts related to the Common Stock on the primary exchange on which such contracts are traded; PROVIDED that a limitation on the hours and number of days of trading resulting from a change in the regular business hours of the Exchange or such options exchange will not constitute a "Market Disruption Event".

         "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PLEDGE AGREEMENT" means the Pledge Agreement dated as of the date hereof among Seller, Buyer and the Collateral Agent, as amended from time to time.

         "PUBLICLY-TRADED ENTITY" means a corporation incorporated under the laws of the United States or any state thereof the common stock of which is (i) issued in connection with a Merger Event and (ii) listed or traded on any national securities exchange in the United States or on the NASDAQ National Market System.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SETTLEMENT DATE" means, with respect to any Tranche, the third Business Day immediately following the last Valuation Date for such Tranche.

         "SETTLEMENT PRICE" means, with respect to any Tranche, the arithmetic mean of the relevant Closing Prices per share of Common Stock on each Valuation Date for such Tranche.

         "SETTLEMENT RATIO" means, with respect to any Tranche, rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th and determined in accordance with the following formula, and is subject to adjustment as a result of certain events as provided in Article 6:

                  (i) if the Settlement Price for such Tranche is equal to or less than the Hedged Value for such Tranche, the Settlement Ratio for such Tranche shall be one (1);

                  (ii) if the Settlement Price for such Tranche is greater than the Hedged Value for such Tranche but less than the Upside Limit for such Tranche, the Settlement Ratio for such Tranche shall be a ratio equal to the Hedged Value for such Tranche divided by the Settlement Price for such Tranche;

                  (iii) if the Settlement Price for such Tranche is equal to or greater than the Upside Limit for such Tranche but less than the Upside Trigger for such Tranche, the Settlement Ratio for such Tranche shall be a ratio equal to the sum of (A) the Hedged Value for such Tranche DIVIDED by the Settlement Price for such Tranche and (B) a fraction the numerator of which is equal to the difference between the Settlement Price for such Tranche and the Upside Limit for such Tranche and the denominator of which is equal to the Settlement Price for such Tranche; and

                  (iv) if the Settlement Price for such Tranche is equal to or greater than the Upside Trigger for such Tranche, the Settlement Ratio for such Tranche shall be a ratio equal to (A) the Hedged Value for such Tranche PLUS the Upside Trigger for such Tranche MINUS the Upside Limit for such Tranche DIVIDED by (B) the Settlement Price for such Tranche.

         "TRADING DAY" means, with respect to any security, a day on which the Exchange for such security is open for trading or quotation.

         "TRANSFER RESTRICTION" means, with respect to any security or other property, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such security or other property or to enforce the provisions thereof or of any document related thereto whether set forth in such security or other property itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such security or other property be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security or other property, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security or other property, prior to the sale, pledge, assignment or other transfer or enforcement of such security or other property and (iv) any registration or qualification requirement or prospectus delivery requirement for such security or other property pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising as a result of Rule 144 or Rule 145 under the Securities Act);

PROVIDED that the required delivery of any assignment, instruction or entitlement order from the seller, pledgor, assignor or transferor of such security or other property, together with any evidence of the corporate or other authority of such Person, shall not constitute a "Transfer Restriction".

         "VALUATION DATE" means, with respect to any Tranche, each of the five Trading Days preceding and including the Maturity Date for such Tranche; PROVIDED that if there is a Market Disruption Event on any Valuation Date for such Tranche, then such Valuation Date for such Tranche shall be the first succeeding Trading Day on which there is no Market Disruption Event and on which another Valuation Date does not or is not deemed to occur, unless such first succeeding Trading Day has not occurred as of the fifth Trading Day immediately following the Maturity Date for such Tranche, in which case (i) such Valuation Date for such Tranche shall be that fifth Trading Day, notwithstanding the Market Disruption Event or that another Valuation Date occurs or is deemed to occur on such fifth Trading Day and (ii) notwithstanding the definition of "Closing Price", the Calculation Agent shall determine the Closing Price for such Tranche as of that fifth Trading Day in its discretion.

         (b) Each of the following terms is defined in the Section set forth opposite such term:


         TERM                                                   SECTION
         ----                                                   -------
         Acceleration Amount.........................             7.01
         Acceleration Amount Notice..................             7.01
         Acceleration Date...........................             7.01
         Acceleration Value..........................             7.01
         Advance Rate................................             2.02(d)
         Bankruptcy Code.............................             5.06
         Base Amount.................................             2.02(d)
         Cash Settlement Amount......................             2.04
         CEA.........................................             3.01(n)
         Contract Shares.............................             2.03(a)
         Damages.....................................             5.09
         Downside Rate...............................             2.02(d)
         Event of Default............................             7.01
         Excess Borrow Cost..........................             5.07(b)
         Extraordinary Dividend......................             6.01(b)
         Fixed Borrow Cost...........................             5.07(b)
         Hedged Value................................             2.02(d)
         Hedging Period..............................             2.02(b)

         TERM                                                   SECTION
         ----                                                   -------
         Indemnified Person..........................             5.09
         Initial Share Price.........................             2.02(d)
         Initial Short Position......................             2.02(d)
         Insolvency..................................             6.03
         Maturity Date...............................             2.02(d)
         Maximum Base Amount.........................             2.02(d)
         Maximum Number..............................             2.02(b)
         Merger Date.................................             6.02(c)
         Merger Event................................             6.02(c)
         Monthly Borrow Period.......................             5.07(b)
         Nationalization.............................             6.03
         New Shares..................................             6.02(c)
         Payment Date................................             2.02(d)
         Potential Adjustment Event..................             6.01(b)
         Prepayment Amount...........................             2.04
         Prepayment Determination Price..............             2.04
         Prepayment Determination Ratio..............             2.04
         Pre-pricing Acknowledgment..................             2.02(b)
         Pricing Schedule............................             2.02(c)
         Purchase Price..............................             2.02(d)
         Share-for-Share Merger Event................             6.02(c)
         Termination Amount..........................             6.04
         Termination Amount Notice...................             6.04
         Termination Date............................             6.04
         Terms of Tranche............................             2.02(b)
         Tranche.....................................             2.02(b)
         Trigger Rate................................             2.02(d)
         Upside Limit................................             2.02(d)
         Upside Trigger..............................             2.02(d)
         Upside Rate.................................             2.02(d)

                                    ARTICLE 2
              SALE AND PURCHASE; PAYMENT; ESTABLISHMENT OF TRANCHES

         SECTION 2.01. SALE AND PURCHASE. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and acquire from Seller, a number of shares of Common Stock for each Tranche established hereunder.

         SECTION 2.02. PAYMENT, ESTABLISHMENT OF TRANCHES.

         (a) PAYMENT. Upon the terms and subject to the conditions of this Agreement, Buyer shall deliver to Seller the Purchase Price for each Tranche on the Payment Date for such Tranche in immediately available funds by wire transfer to an account designated by Seller.

         (b) ESTABLISHMENT OF TRANCHES. This Agreement may be effected in one or more tranches (each, a "TRANCHE") with respect to up to an aggregate of 800,000 shares of Common Stock (the "MAXIMUM NUMBER"). From the date hereof until the Hedging Termination Date, Buyer and Seller may execute and deliver one or more pre-pricing acknowledgments to establish a Tranche substantially in the form attached hereto as Exhibit A (for such Tranche, the "PRE- PRICING ACKNOWLEDGMENT") and set forth the Maximum Base Amount, the Advance Rate, the Downside Rate, the Upside Rate and the Trigger Rate for such Tranche. From the date of the Pre-pricing Acknowledgment for any Tranche to the Hedging Termination Date, Buyer shall determine the Base Amount, the Hedged Value, the Initial Share Price, the Initial Short Position, the Maturity Date, the Payment Date, the Purchase Price, the Upside Limit and the Upside Trigger for such Tranche (collectively, the "TERMS OF TRANCHE") based on the amounts and prices at which, and dates on which, an affiliate of Buyer effects, for the account of Buyer, short sales of shares of Common Stock in establishing Buyer's Initial Short Position for such Tranche (the dates on which such short sales for such Tranche are effected being collectively referred to as the "HEDGING PERIOD" for such Tranche) and otherwise in accordance with the respective formulas for Terms of Tranche set forth below; PROVIDED that:

                  (i) if at any time after the Pre-pricing Acknowledgment with respect to any Tranche is delivered and prior to the establishment by Buyer (or its affiliate) of Buyer's Initial Short Position with respect to such Tranche, Seller becomes aware of any material non-public information regarding the Issuer, Seller shall immediately notify Buyer that it cannot make the representation and warranty set forth in Section 3.01(k) without specification of the reason thereof and shall direct Buyer (or its affiliate) to immediately cease effecting any further short sales of the Common Stock; and

                  (ii) it is understood and acknowledged that, with respect to each Tranche, in order to hedge Buyer's exposure with respect to the Base Amount for such Tranche and as part of the proprietary trading activities of Buyer or affiliates of Buyer unrelated to this Agreement, in addition to short sales in connection with establishing its Initial Short Position for such Tranche, Buyer and its affiliates may from time to time effect for their own accounts purchases, long sales or short sales of shares of Common Stock or options or other derivatives in respect thereof (or combinations of such transactions) that may affect the trading price of the Common Stock.

         (c) PRICING SCHEDULE. Within two Business Days after the establishment of its Initial Short Position for each Tranche, Buyer shall deliver to Seller the related pricing schedule (the "PRICING SCHEDULE"), substantially in the form attached hereto as Exhibit B, setting forth the Terms of Tranche for such Tranche, and Seller shall execute and deliver a copy of such Pricing Schedule to Buyer.

         (d) RELATED DEFINITIONS. As used herein, the following words and phrases have the following meanings:

                  (i) "ADVANCE RATE" means, with respect to any Tranche, the percentage rate set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                  (ii) "BASE AMOUNT" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, a number of shares of Common Stock as determined by Buyer with respect to which Buyer (or an affiliate of Buyer) has established Buyer's Initial Short Position for such Tranche, but in no event in excess of the Maximum Base Amount for such Tranche, as adjusted in accordance with the provisions of
         Article 6.

                  (iii) "DOWNSIDE RATE" means, with respect to any Tranche, the percentage rate set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                  (iv) "HEDGED VALUE" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, an amount equal to the Initial Share Price for such Tranche MULTIPLIED BY the Downside Rate for such Tranche, as adjusted in accordance with the provisions of
         Article 6.

                  (v) "INITIAL SHARE PRICE" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the volume weighted average of the per share prices at which Buyer (or an affiliate of Buyer) sells short shares of Common Stock in establishing Buyer's Initial Short Position for such Tranche.

                  (vi) "INITIAL SHORT POSITION" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the number of shares of Common Stock that Buyer (or an affiliate of Buyer) sells short to establish its initial hedge of the price and market risk undertaken by Buyer with respect to such Tranche under this Agreement, but, for the avoidance of doubt, shall not include any additional shares of Common Stock being introduced into the market with respect to such Tranche in excess of Buyer's initial hedge in order to ensure compliance with Buyer's representation in Section 3.02(d).

                  (vii) "MATURITY DATE" means, with respect to any Tranche, with respect to any Tranche, the date set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                  (viii) "MAXIMUM BASE AMOUNT" means, with respect to any Tranche, as set forth in the Pre-pricing Acknowledgment for such Tranche, a number of shares of Common Stock which, if added to the Base Amounts for all the previously established Tranches, does not exceed the Maximum Number.

                  (ix) "PAYMENT DATE" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, the third Business Day immediately following the last day of the Hedging Period for such Tranche.

                  (x) "PURCHASE PRICE" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, an amount equal to the product of (A) the Base Amount for such Tranche, (B) the Initial Share Price for such Tranche and (C) the Advance Rate for such Tranche.

                  (xi) "TRIGGER RATE" means, with respect to any Tranche, the percentage rate set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                  (xii) "UPSIDE LIMIT" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, an amount equal to the Initial Share Price for such Tranche MULTIPLIED BY the Upside Rate for such Tranche, as adjusted in accordance with the provisions of
         Article 6.

                  (xiii) "UPSIDE RATE" means, with respect to any Tranche, the percentage rate set forth as such in the Pre-pricing Acknowledgment for such Tranche.

                  (xiv) "UPSIDE TRIGGER" means, with respect to any Tranche, as set forth in the Pricing Schedule for such Tranche, an amount equal to the

         Initial Share Price for such Tranche MULTIPLIED BY the Trigger Rate for such Tranche, as adjusted in accordance with the provisions of Article 6.

         SECTION 2.03. SETTLEMENT DATE. (a) On the Settlement Date for each Tranche, Seller shall deliver to an affiliate of Buyer designated by Buyer a number of shares of Free Stock (for each Tranche, the "CONTRACT SHARES" of such Tranche) equal to the product of (A) the Base Amount for such Tranche and (B) the Settlement Ratio for such Tranche, rounded down to the nearest whole number, and cash in an amount equal to the value (based on the Settlement Price for such Tranche) of any fractional share not delivered as a result of such rounding.

         (b) If (x) by 10:00 A.M., New York City time, on the Settlement Date for any Tranche, Seller has not otherwise effected such delivery of the Contract Shares and cash in lieu of any fractional share pursuant to Section 2.03(a) or delivered cash in lieu thereof pursuant to Section 2.04 for such Tranche and (y) the Common Stock then held by the Collateral Agent as collateral under the Pledge Agreement is Free Stock (which requirement may be waived by Buyer in its sole discretion), then (i) Seller shall be deemed not to have elected to deliver cash in lieu of shares of Free Stock for such Tranche, pursuant to Section 2.04 (notwithstanding any notice by Seller to the contrary) and (ii) the delivery provided by this Section 2.03(a) shall be effected by delivery by the Collateral Agent to an affiliate of Buyer designated by Buyer of a number of shares of Common Stock then held by the Collateral Agent as collateral under the Pledge Agreement equal to the number of Contract Shares required to be delivered by Seller for such Tranche pursuant to Section 2.03(a) and cash, if any, then held by the Collateral Agent as collateral under the Pledge Agreement in an amount equal to the cash in lieu of any fractional share required to be delivered by Seller pursuant to Section 2.03(a); PROVIDED that, notwithstanding the foregoing and without limiting the generality of Section 7.01, if Seller gives notice of Seller's election to deliver cash in lieu of shares of Free Stock on the Settlement Date for such Tranche pursuant to Section
2.04 and fails to deliver the Cash Settlement Amount for such Tranche on the Settlement Date for such Tranche as provided in Section 2.04, Seller shall be in breach of this Agreement and shall be liable to Buyer for any losses incurred by Buyer or such affiliate of Buyer as a result of such breach, including without limitation losses incurred in connection with any decrease in the Closing Price of the Common Stock subsequent to the last Valuation Date for such Tranche.

         SECTION 2.04. CASH SETTLEMENT OPTION. (a) Seller may, with respect to any Tranche, upon written notice delivered to Buyer, at least ten calendar days prior to the first Valuation Date, for such Tranche, in lieu of delivering the Contract Shares and cash in lieu of any fractional share pursuant to Section

2.03(a), elect to settle such delivery obligation in cash in an amount (the "CASH SETTLEMENT AMOUNT") equal to the product of (x) the Settlement Price for such Tranche and (y) a number of shares equal to the product of the Base Amount for such Tranche and the Settlement Ratio for such Tranche; PROVIDED that, Seller shall only be deemed to have validly elected such payment in cash in lieu of its delivery obligations under Section 2.03(a) if Seller shall have delivered to Buyer, at least seven calendar days prior to the first Valuation Date for such Tranche, an amount of cash with respect to such Tranche (the "PREPAYMENT AMOUNT") equal to the product of (i) the Closing Price per share of Common Stock on the last Trading Day prior to the delivery date of such notice on which there was no Market Disruption Event (the "PREPAYMENT DETERMINATION PRICE"), (ii) the Base Amount for such Tranche and (iii) the Prepayment Determination Ratio for such Tranche, by wire transfer of immediately available funds to an account designated by Buyer.

         (b) If the cash settlement option has been validly elected by Seller with respect to any Tranche in accordance with the preceding sentence, then on the Settlement Date for such Tranche, (i) if the Cash Settlement Amount for such Tranche is greater than the Prepayment Amount for such Tranche, Seller shall deliver to Buyer the amount of cash by which the Cash Settlement Amount for such Tranche exceeds the Prepayment Amount for such Tranche, (ii) if the Prepayment Amount for such Tranche is greater than the Cash Settlement Amount for such Tranche, Buyer shall deliver to Seller the amount of cash by which the Prepayment Amount for such Tranche exceeds the Cash Settlement Amount for such Tranche and (iii) if the Prepayment Amount for such Tranche is equal to the Cash Settlement Amount for such Tranche, no deliveries shall be made in respect of such Tranche pursuant to Section 2.04(b).

         (c) The "PREPAYMENT DETERMINATION RATIO" shall be determined, with respect to any Tranche, in accordance with the following formula, and is subject to adjustment as a result of certain events as provided in Article 6:

                  (i) if the Prepayment Determination Price for such Tranche is equal to or less than the Hedged Value for such Tranche, the Prepayment Determination Ratio for such Tranche shall be one (1);

                  (ii) if the Prepayment Determination Price for such Tranche is greater than the Hedged Value for such Tranche but less than the Upside Limit for such Tranche, the Prepayment Determination Ratio for such Tranche shall be a ratio equal to the Hedged Value for such Tranche divided by the Prepayment Determination Price for such Tranche;

                  (iii) if the Prepayment Determination Price for such Tranche is equal to or greater than the Upside Limit for such Tranche but less than the Upside Trigger for such Tranche, the Prepayment Determination Ratio for such Tranche shall be a ratio equal to the sum of (A) the Hedged Value for such Tranche DIVIDED by the Prepayment Determination Price for such Tranche and (B) a fraction the numerator of which is equal to the difference between the Prepayment Determination Price for such Tranche and the Upside Limit for such Tranche and the denominator of which is equal to the Prepayment Determination Price for such Tranche; and

                  (iv) if the Prepayment Determination Price for such Tranche is equal to or greater than the Upside Trigger for such Tranche, the Prepayment Determination Ratio for such Tranche shall be a ratio equal to (A) the Hedged Value for such Tranche PLUS the Upside Trigger for such Tranche MINUS the Upside Limit for such Tranche DIVIDED by (B) the Prepayment Determination Price for such Tranche.

Each of the ratios expressed in clause (ii), (iii) and (iv) above shall be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.



                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

         (a) Seller has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. Perseus Management, L.L.C. is the sole manager of Seller. Perseus, L.L.C. is the sole manager of Perseus Management, L.L.C. Rappahanock Investment Company is the sole manager of Perseus, L.L.C.

         (b) Seller has all limited liability company power to enter into this Agreement and the Pledge Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Pledge Agreement has been duly authorized, validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

         (c) The execution and delivery by Seller of, and the compliance by Seller with all of the provisions of, this Agreement and the Pledge Agreement, and the consummation of the transactions herein and therein contemplated, will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, stockholders agreement, lock-up agreement, registration rights agreement, co-sale agreement or any other agreement or instrument to which Seller or any of its affiliates Seller is a party or by which Seller or any of its affiliates is bound or to which any of the property or assets of Seller or any of its affiliates is subject, nor will such action result in any violation of the provisions of the limited liability company agreement or other constitutive documents of Seller or any law or statute or any order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Seller or any of Seller's properties, except for any such conflict, breach, violation or default that would not reasonably be expected to have a material adverse effect on Seller or Seller's ability to enter into or perform its obligations under this Agreement or the Pledge Agreement, or (ii) require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic, or any other Person, except for any such consent, approval, authorization, order, filing or qualification the failure of which to make or receive would not reasonably be expected to have a material adverse effect on Seller or Seller's ability to enter into or perform its obligations under this Agreement or the Pledge Agreement.

         (d) There is not pending or, to Seller's knowledge, threatened against it or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, government body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or the Pledge Agreement or its ability to perform its obligations hereunder or thereunder.

         (e) Seller is entering into this Agreement and the Pledge Agreement as principal (and not as agent or in any other capacity). Neither Buyer nor any of Buyer's agents or affiliates are acting as a fiduciary for Seller. Seller is not relying, and has not relied, upon any communication (written or oral) of Buyer or any agent or affiliate of Buyer with respect to the legal, accounting, tax or other implications of this Agreement or the Pledge Agreement. Seller has conducted Seller's own analysis of the legal, accounting, tax and other implications of this Agreement and the Pledge Agreement. Seller has consulted with Seller's own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent Seller has deemed necessary. Seller has made Seller's own independent investment, hedging, and trading decisions to enter into this Agreement and the

Pledge Agreement and as to whether this Agreement and the Pledge Agreement are appropriate or proper for Seller based upon Seller's own judgment and upon any advice from such advisors as Seller has deemed necessary and not upon any view expressed by Buyer or any of Buyer's agents or affiliates. Seller acknowledges and agrees that information and explanations related to the terms and conditions of this Agreement or the Pledge Agreement shall not be considered investment advice or a recommendation to enter into this Agreement or the Pledge Agreement. No communication (written or oral) received from Buyer or any affiliate of Buyer shall be deemed to be an assurance or guarantee as to the expected results of this Agreement or the Pledge Agreement.

         (f) Seller is entering into this Agreement and the Pledge Agreement with a full understanding of all of the terms, conditions and risks hereof and thereof (economic and otherwise), is capable of evaluating and understanding (on Seller's own behalf or through independent professional advice) and of assuming, and understands and accepts, such terms, conditions and risks.

         (g) Seller acknowledges that neither Buyer nor any affiliate of Buyer is acting as a fiduciary for or an advisor to Seller in respect of this Agreement or the Pledge Agreement, and all decisions of Seller have been the result of arm's length negotiations between Seller and Buyer.

         (h) Since the date three months prior to the date hereof, neither Seller nor any Person who would be considered to be the same "Person" as Seller or "acting in concert" with Seller (as such terms are used in clauses (e)(3)(vi) or (a)(2) of Rule 144 under the Securities Act), individually or in the aggregate, has sold a number of shares of Common Stock or hedged (through swaps, options, short sales, stock loans or otherwise) any long position in a number of shares of Common Stock that would, if added to the Maximum Number of shares of Common Stock, exceed the number of shares of Common Stock that Seller could sell pursuant to Rule 144 under the Securities Act on the date hereof. For the purposes of this Section 3.01(h), Common Stock shall be deemed to include securities convertible into, exchangeable or exercisable for Common Stock.

         (i) Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

         (j) Delivery of shares of Common Stock by Seller pursuant to this Agreement will pass to an affiliate of Buyer designated by Buyer title to such shares free and clear of any Liens, except for those created pursuant to the Pledge Agreement.

         (k) Neither Seller nor any of its managers or affiliates is on the date hereof, or will be during each Hedging Period, aware of any material non-public information regarding the Issuer. None of the transactions contemplated herein or in the Pledge Agreement will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Seller, including, but not limited to, the Issuer's window period policy.

         (l) Seller is and will be in compliance with its reporting obligations, if any, under Section 16, Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended, and Seller will provide Buyer with a copy of any report filed thereunder in respect of the transactions contemplated hereby promptly upon filing thereof.

         (m) Seller is not and after giving effect to application of the Purchase Price for any Tranche will not be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

         (n) Seller is an "eligible contract participant" (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the "CEA")) because it is a corporation, partnership, proprietorship, organization, trust or other entity and:

                  (i)      it has total assets in excess of $10,000,000;

                  (ii) its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keep well, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C)
         of the CEA; or

                  (iii) it has a net worth in excess of $1,000,000 and has entered into this Agreement in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

         (o) Neither Seller nor any of its affiliates has solicited or arranged for the solicitation of, or will solicit or arrange for the solicitation of, orders to buy shares of Common Stock in anticipation of or in connection with any short sales of shares of Common Stock which an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer's Initial Short Position for any Tranche.

         (p) Except as provided herein, neither Seller nor any of its affiliates has made, will make, or has arranged for, any payment to any Person in connection with the short sales of shares of Common Stock that an affiliate of Buyer effects, for the account of Buyer, in establishing Buyer's Initial Short Position for any Tranche.

         (q) Seller has a bona fide intention to sell, to cause to be sold or to cause to be subject to a prepaid forward agreement between Seller and Buyer the securities referred to in any notice on Form 144 relating to the transactions contemplated hereunder filed pursuant to Section 4.01(c) or Section
5.08 within a reasonable time after the filing of such notice on Form 144.

         (r) Seller was formed as a limited liability company under the laws of Delaware pursuant to a Limited Liability Company Agreement dated as of January 1, 1997 by and among Perseus Management, L.L.C. and each of the members of Seller, as amended and restated by the First Amended and Restated Limited Liability Company Agreement for Seller dated as of March 13, 1999 (the "LLC AGREEMENT"). No amendment has been made to the LLC Agreement since August 31, 1998. Seller has provided true and complete copies of the LLC Agreement and the Certificate of Formation of the Seller to Buyer prior to the date hereof.

         SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

         (a) Buyer is a banking corporation, duly formed, validly existing and in good standing under the laws of the State of New York, and has all powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Agreement.

         (b) Each of this Agreement and the Pledge Agreement has been duly authorized and validly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles.

         (c) The execution and delivery by Buyer of, and the compliance by Buyer with all of the provisions of, this Agreement and the Pledge Agreement, and the consummation of the transactions herein and therein contemplated, will not require any consent, approval, authorization or order of, or filing or qualification with, any governmental body, agency, official, self-regulatory organization or court or other tribunal, whether foreign or domestic.

         (d) Buyer (or its affiliate) will conduct its hedging activities as described herein in accordance with the interpretive letter from the Securities and Exchange Commission to Goldman, Sachs & Co. dated December 20, 1999, it being understood that Buyer will introduce into the public market a quantity of securities of the same class as the Common Stock equal to the Base Amount in a manner consistent with the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act.

                                    ARTICLE 4
                                   CONDITIONS

         SECTION 4.01. CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT. This Agreement shall become effective on the Effective Date upon satisfaction or waiver of each of the following conditions:

         (a) The Pledge Agreement shall have been executed by the parties thereto and Seller shall have delivered to the Collateral Agent in accordance therewith the collateral required to be delivered pursuant to Section 1(b) thereof.

         (b) Buyer shall have received an opinion (in form and substance satisfactory to Buyer and its counsel), dated as of the date hereof, of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for Seller, substantially in the form attached hereto as Exhibit C.

         (c) Seller shall have delivered to Buyer a signed, true and complete copy of a notice on Form 144 relating to the transactions contemplated hereunder, as of the Effective Date, naming Seller as seller and J.P. Morgan Securities Inc. as broker, and containing a footnote next to the amount in column 3(d) of Form 144 to the following effect: "Some or all of the above-referenced shares are expected to be subject to a prepaid forward agreement between the seller named in 2(a) above and an affiliate of the broker or dealer named in 3(b) above," three copies of which shall have been mailed to the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and one copy of which shall have been mailed to the Exchange not later than on the Effective Date, all in the manner contemplated by Rule 144(h). Alternatively, Seller shall have delivered to Buyer sufficient signed copies of such Form 144 to be filed by Buyer (or its affiliate) as set forth above, prior to or on the Effective Date. In such case, Seller has furnished Buyer (or its affiliate) with all information necessary for Buyer (or its affiliate) to file a true and complete Form 144 relating to such sales of shares in connection with such prepaid forward agreement.

         (d) Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller with respect to this Agreement and the Pledge Agreement, all in form and substance reasonably satisfactory to Buyer.

         SECTION 4.02. CONDITIONS TO BUYER'S OBLIGATIONS. Without limiting the generality of Section 4.01, the obligation of Buyer to deliver the Purchase Price for each Tranche on the Payment Date for such Tranche is subject to the satisfaction of the following conditions:

         (a)      The representations and warranties of Seller contained in
Article 3 and in the Pledge Agreement shall be true and correct as of such Payment Date as if made on and as of such date.

         (b)      No Event of Default shall have occurred and be continuing.

         (c) Seller shall have performed all of the covenants and obligations to be performed by it hereunder and under the Pledge Agreement.

                                    ARTICLE 5
                                    COVENANTS

         SECTION 5.01. TAXES. Seller shall pay any and all documentary, stamp, transfer or similar taxes and charges that may be payable in respect of the entry into this Agreement and the transfer and delivery of any Common Stock pursuant hereto. Seller further agrees to (a) make all payments in respect of this Agreement free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) imposed, levied, collected, withheld or assessed by, within or on behalf of (i) the United States or any political subdivision or governmental authority thereof or therein having power to tax or (ii) any jurisdiction from or through which payment on the Agreement is made by the Seller, or any political subdivision or governmental authority thereof or therein having power to tax, and (b) indemnify Buyer for the full amount of such withholding or deduction, as well as any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in the event such withholding or deduction is imposed; PROVIDED that this Section 5.01 shall apply to backup withholding under Section 3406 of the Internal Revenue Code of 1986, as amended (or any successor provision), only to the extent that

Buyer provides Seller with any forms that may be necessary to avoid such backup withholding.

         SECTION 5.02. FORWARD CONTRACT. Seller hereby agrees that: (i) Seller will not treat this Agreement or any Tranche hereunder, any portion of this Agreement or any Tranche hereunder, or any obligation hereunder as giving rise to any interest income or other inclusions of ordinary income; (ii) Seller will not treat the delivery of any portion of the shares of Common Stock or cash to be delivered pursuant to this Agreement with respect to any Tranche as the payment of interest or ordinary income; (iii) Seller will treat each Tranche under this Agreement as a forward contract for the delivery of such shares of Common Stock or cash; and (iv) Seller will not take any action (including filing any tax return or form or taking any position in any tax proceeding) that is inconsistent with the obligations contained in (i) through (iii). Notwithstanding the preceding sentence, Seller may take any action or position required by law, provided that Seller delivers to Buyer an unqualified opinion of counsel, nationally recognized as expert in Federal tax matters and acceptable to Buyer, to the effect that such action or position is required by a statutory change, Treasury regulation, or applicable court decision, Treasury ruling or other administrative determination published after the date of this Agreement.

         SECTION 5.03. NOTICES. Seller will cause to be delivered to Buyer:

         (a) immediately upon the occurrence of any Event of Default hereunder or under the Pledge Agreement, or upon any manager of Seller obtaining knowledge that any condition or event of the type described in Section 7.01(b) or 7.01(c) shall have occurred with respect to the Issuer, notice of such occurrence; and

         (b) promptly, in case at any time prior to the Settlement Date for the last Tranche, Seller receives notice, or any manager of Seller obtains knowledge, that any event requiring that an adjustment be calculated pursuant to
Section 6.01 or 6.02 hereof or any Nationalization or Insolvency shall have occurred or be pending, a notice identifying such event and stating, if known to Seller or any manager of Seller, the date on which such event occurred or is to occur and, if applicable, the record date relating to such event. Seller shall cause further notices to be delivered to Buyer if Seller shall subsequently receive notice, or any manager of Seller shall obtain knowledge, of any further or revised information regarding the terms or timing of such event or any record date relating thereto.

         SECTION 5.04. FURTHER ASSURANCES. From time to time from and after the date hereof through the Settlement Date for the last Tranche, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Pledge Agreement in accordance with the terms and conditions hereof and thereof, including (i) the removal of any legal impediment to the consummation of such transactions and (ii) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Pledge Agreement in accordance with the terms and conditions hereof and thereof.

         SECTION 5.05. NO SALES OF COMMON STOCK. Neither Seller nor any Person who would be considered to be the same "Person" as Seller or "acting in concert" with Seller (as such terms are used in clauses (e)(3)(vi) or (a)(2) of Rule 144 under the Securities Act), individually or in the aggregate, shall, without the prior written consent of Buyer, sell a number of shares of Common Stock or hedge (through swaps, options, short sales, stock loans or otherwise) any long position in a number of shares of Common Stock that would, at the time of such sale or hedge, if added to the Maximum Number of shares of Common Stock, exceed the number of shares of Common Stock that Seller could have sold pursuant to Rule 144 under the Securities Act at such time until the last day of the Hedging Period. For purposes of this Section 5.05, Common Stock shall be deemed to include securities convertible into, exchangeable or exercisable for Common Stock.

         SECTION 5.06. SECURITIES CONTRACT. The parties hereto agree and acknowledge that (a) Buyer is a "financial institution" within the meaning of
Section 101(22) of Title 11 of the United States Code (the "BANKRUPTCY CODE"),
(b) this Agreement is a "securities contract," as such term is defined in
Section 741(7) of the Bankruptcy Code, (c) each and every transfer of funds, securities and other property under this Agreement is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (d) the rights given to Buyer hereunder upon an Event of Default by Seller constitute the rights to cause the liquidation of a securities contract and to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code.

         SECTION 5.07. BORROW COST. (a) With respect to any Tranche and within two Business Days following its receipt of request from Buyer with respect to such Tranche, Seller shall pay to Buyer (or an affiliate designated by Buyer) the amount of Excess Borrow Cost for such Tranche with respect to any Monthly Borrow Period for such Tranche, PROVIDED that Buyer shall have consulted with Seller with respect to sources of available stock borrowing prior to incurring such Excess Borrow Cost.

         (b) For the purposes of this Section 5.07, the following terms shall have the following meanings:

         "EXCESS BORROW COST" means, with respect to any Tranche, as determined by the Calculation Agent with respect to any Monthly Borrow Period for such Tranche, an amount by which the direct or indirect aggregate cost of borrowing shares of Common Stock for the purpose of hedging Buyer's risk with respect to such Tranche hereunder for such Monthly Borrow Period exceeds the Fixed Borrow Cost for such Tranche for such Monthly Borrow Period, irrespective of whether such borrowing is effected by Buyer, an affiliate of Buyer or a counterparty to a transaction entered into by Buyer or such affiliate to hedge Buyer's exposure to such Tranche hereunder.

         "FIXED BORROW COST" means, with respect to any Tranche, as determined by the Calculation Agent with respect to any Monthly Borrow Period for such Tranche, an amount equal to the product of (i) 10 basis points PER ANNUM, (ii) the weighted average number of shares of Common Stock borrowed by Buyer during such Monthly Borrow Period to hedge Buyer's risk with respect to such Tranche hereunder, irrespective of whether such borrowing is effected by Buyer, an affiliate of Buyer or a counterparty to a transaction entered into by Buyer or such affiliate to hedge Buyer's exposure to such Tranche hereunder, and (iii) the weighted average Closing Price per share of Common Stock for each Trading Day during such Monthly Borrow Period.

         "MONTHLY BORROW PERIOD" means, with respect to any Tranche, the period beginning on the thirtieth day after the end of the Hedging Period for such Tranche (such period beginning on the thirtieth day, the first Monthly Borrow Period for such Tranche) or on the first day of any calendar month (in the case of each subsequent Monthly Borrow Period for such Tranche) and ending on the last day of such calendar month or on the last Valuation Date for such Tranche (in the case of the last Monthly Borrow Period for such Tranche).

         SECTION 5.08. FORM 144 FILING. On or prior to the Effective Date and subsequently on or prior to the dates at three-month intervals following the Effective Date (and at such other times at which Buyer (or its affiliate) shall reasonably request), Seller shall file, or shall cause to be filed, in the manner contemplated by Rule 144(h) under the Securities Act and Section 4.01(c), a notice on Form 144 (with a true and complete copy delivered to Buyer) relating to the transactions contemplated hereunder, as of the date of such filing, all in form and substance acceptable to Buyer. In addition, Seller shall have delivered to Buyer sufficient signed copies of such Form 144 to be filed by Buyer (or its affiliate) as set forth above, prior to or on the Effective Date and subsequently on or prior to the dates at three-month intervals following the Effective Date (and at such other times at which Buyer (or its affiliate) shall request). In such case, Seller shall have furnished Buyer (or its affiliate) with all information necessary for Buyer (or its affiliate) to file a true and complete Form 144 relating to such sales of shares in connection with such prepaid forward agreement.

         SECTION 5.09. INDEMNIFICATION. In addition to any remedies afforded Buyer under this Agreement or the Pledge Agreement, Seller agrees to indemnify and hold harmless Buyer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several (collectively, "DAMAGES"), to which an Indemnified Person may become subject arising out of or in connection with any breach of any covenant or representation made by Seller in this Agreement or in the Pledge Agreement or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing, PROVIDED, however, that Seller shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Seller any amounts previously expended by Seller under this Section 5.09).

                                    ARTICLE 6
                                   ADJUSTMENTS

         SECTION 6.01. DILUTION ADJUSTMENTS. (a) Following the declaration by the Issuer of the terms of any Potential Adjustment Event, (A) in the case of each Potential Adjustment Event other than an Extraordinary Dividend, the Calculation Agent will (i) determine whether such Potential Adjustment Event has a diluting or concentrative effect on the theoretical value of the Common Stock, and, if there is such an effect, the Calculation Agent will make corresponding adjustment(s), if any, with respect to each Tranche, to any one or more of the Base Amount for such Tranche, the Settlement Ratio for such Tranche, the Hedged Value for such Tranche, the Upside Limit for such Tranche, the Upside Trigger for such Tranche, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of such Tranche, as the Calculation Agent determines appropriate to account for that diluting or concentrative effect and (ii) determine the effective date(s) of the adjustment(s) or (B) in the case of any Potential Adjustment Event that is an Extraordinary Dividend, Seller shall pay to Buyer or an affiliate of Buyer designated by Buyer (or, in the event such Extraordinary Dividend consists of property other than cash, cause to be distributed or delivered to Buyer or an affiliate of Buyer designated by Buyer) such Extraordinary Dividend on the date such Extraordinary Dividend is paid by the Issuer to holders of Common Stock. The Calculation Agent may (but need not) determine the appropriate adjustment(s) by reference to the adjustment(s) in respect of such Potential Adjustment Event made by an options exchange to options on the Common Stock traded on that options exchange.

         (b) For these purposes, "POTENTIAL ADJUSTMENT EVENT" means any of the following:

                  (i) a subdivision, consolidation or reclassification of shares of Common Stock (unless a Merger Event), or, a free distribution or dividend of any shares of Common Stock to existing holders of Common Stock by way of bonus, capitalization or similar issue;

                  (ii) a distribution or dividend to existing holders of Common Stock of (A) shares of Common Stock, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Issuer equally or proportionately with such payments to holders of Common Stock, or (C) any other type of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the Calculation Agent;

                  (iii) a dividend or distribution consisting of cash and/or other property in excess of $0.00 (an "EXTRAORDINARY DIVIDEND");

                  (iv) a call by the Issuer in respect of shares of Common Stock that are not fully paid;

                  (v) a repurchase by the Issuer of shares of Common Stock, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

                  (vi) the happening of a contingency that causes rights attached to shares of Common Stock to become exercisable in the hands of less than all existing holders of Common Stock; or

                  (vii) any other similar event that may have a diluting or concentrative effect on the theoretical value of the Common Stock.

         SECTION 6.02. MERGER EVENTS. (a) If any Share-for-Share Merger Event shall occur, effective as of the Merger Date, with respect to each Tranche, the number of New Shares to which a holder of a number of shares of Common Stock equal to the Base Amount for such Tranche would be entitled upon consummation of the Share-for-Share Merger Event will be deemed the "Base Amount" for such Tranche, the New Shares and their issuer will be deemed the "Common Stock" and the "Issuer", respectively, and the Calculation Agent will make appropriate adjustments, if any, on account of such Share-for-Share Merger Event to any one or more of the Base Amount for each Tranche, the Settlement Ratio for each Tranche, the Hedged Value for each Tranche, the Upside Limit for each Tranche, the Upside Trigger for each Tranche, any Closing Price and any other variable relevant to the exercise, settlement or payment terms of each Tranche.

         (b) Buyer shall have the right, upon becoming aware of the occurrence of any Merger Event (as defined below, except any Share-for-Share Merger Event), to notify Seller of such event and terminate one or more of the remaining Tranches, following which Seller shall make a payment to Buyer as provided in Section 6.04.

         (c) "MERGER EVENT" means, in respect of shares of Common Stock, any (A) reclassification or change of shares of Common Stock that results in a transfer of or an irrevocable commitment to transfer more than 50% of the outstanding shares of Common Stock, (B) consolidation, amalgamation or merger of the Issuer with or into another entity (other than a consolidation, amalgamation or merger in which the Issuer is the continuing entity and which does not result in any such reclassification or change of more than 50% of the outstanding shares of Common Stock), or (C) other takeover offer for shares of Common Stock that results in a transfer of or an irrevocable commitment to transfer more than 50% of the shares of Common Stock (other than the shares of Common Stock owned or controlled by the offeror), in each case if the Merger Date is on or before the Settlement Date for the last Tranche hereunder. "MERGER DATE" means, in respect of a Merger Event, the date upon which holders of the necessary number of shares of Common Stock (other than, in the case of a takeover offer, shares of Common Stock owned or controlled by the offeror) have agreed or have irrevocably become obligated to transfer their shares of Common Stock. In respect of each Merger Event, the following terms have the meanings given below:

                  (i) "SHARE-FOR-SHARE MERGER EVENT" means a Merger Event in which the consideration for the Common Stock consists (or, at the option of the holder of such Common Stock, may consist) solely of New Shares;

                  (ii) "NEW SHARES" means shares of common stock (whether of the offeror or a third party) issued by a Publicly-Traded Entity received in connection with a Merger Event.

         SECTION 6.03. NATIONALIZATION AND INSOLVENCY. If, prior to the Settlement Date for the last Tranche hereunder, all the shares of Common Stock or all or substantially all the assets of the Issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity (a "NATIONALIZATION"); or by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the Issuer, (a) all the shares of Common Stock are required to be transferred to a trustee, liquidator or other similar official or (b) holders of the shares of Common Stock become legally prohibited from transferring them (an "INSOLVENCY"), then, in any such event, Buyer shall have the right, upon becoming aware of the occurrence of a Nationalization or Insolvency, as the case may be, to notify Seller of such event and terminate each remaining Tranche as of the date set forth in such notice, following which Seller shall make payment to Buyer as provided in Section 6.04.

         SECTION 6.04. TERMINATION AND PAYMENT. Following termination of any Tranche as a result of any Merger Event, Nationalization or Insolvency, Seller shall pay to Buyer an amount in cash (the "TERMINATION AMOUNT") equal to the Acceleration Value for such Tranche (calculated, for purposes of this Section 6.04, as if the Termination Date for such Tranche were the Acceleration Date for such Tranche, and on the basis of, in addition to the factors indicated in
Section 7.01, a value ascribed to the Common Stock equal to the value of the consideration, if any, paid in respect of the Common Stock at the time of the Merger Event, Nationalization or Insolvency, as the case may be) in settlement of such Tranche; PROVIDED that in the case of a Nationalization or Insolvency, the Termination Amount shall not be in excess of the value of the Collateral. As promptly as reasonably practicable after calculation of the Acceleration Value for such Tranche, Buyer shall deliver to Seller a notice (the "TERMINATION AMOUNT NOTICE" for such Tranche) specifying the Termination Amount for such Tranche. Not later than three Business Days following delivery of a Termination Amount Notice for such Tranche by Buyer, Seller shall make a cash payment, by wire transfer of immediately available funds to an account designated by Buyer, to Buyer in an amount equal to the Termination Amount for such Tranche. Notwithstanding the foregoing, to the extent that shares of common stock of a Publicly-Traded Entity are received by holders of Common Stock in any Merger Event, then in lieu of delivering cash to Buyer as provided in the immediately preceding sentence, Seller may deliver a pro rata portion of such shares of common stock with an equal value (as determined by the Calculation Agent),

PROVIDED that, in the event that such shares of common stock have not been received by holders of Common Stock on or prior to the Termination Date, then in lieu of delivering such shares of Common Stock to Buyer, Seller may deliver a pro rata portion of shares of Free Stock (which may include shares of Free Stock held by the Collateral Agent as collateral under the Pledge Agreement) with an equal value (as determined by the Calculation Agent).

         "TERMINATION DATE" means (i) in respect of a Merger Event, the Merger Date, (ii) in respect of a Nationalization, the date of the first public announcement of a firm intention to nationalize and (iii) in respect of an Insolvency, the earlier of the date the shares of Common Stock are required to be transferred to a trustee, liquidator or other similar official and the date the holders of shares of Common Stock become legally prohibited from transferring the shares of Common Stock that, in the case of a Nationalization or an Insolvency (whether or not amended or on the terms originally announced), leads to the Nationalization or the Insolvency, as the case may be, in each case as determined by Buyer.

                                    ARTICLE 7
                                  ACCELERATION

         SECTION 7.01. ACCELERATION. If one or more of the following events (each an "EVENT OF DEFAULT") shall occur:

         (a) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in Buyer's judgment could have a material adverse effect on Seller's ability to perform Seller's obligations hereunder, or that calls into question the validity or binding effect of any agreement of Seller hereunder or under the Pledge Agreement (which shall include, without limitation, any repudiation by Seller of this Agreement or the Pledge Agreement);

         (b) Seller (i) is adjudicated insolvent or bankrupt, (ii) makes an assignment for the benefit of creditors or commences an Insolvency Proceeding with respect to itself or any of its debts or assets in any jurisdiction and under any applicable law, whether now or hereafter in effect, (iii) becomes insolvent or admits in writing its inability generally to pay its debts as they become due, or (iv) is dissolved, wound-up, liquidated or terminated;

         (c) the commencement of any Insolvency Proceeding with respect to Seller (i) by a governmental, regulatory or supervisory authority, self-regulatory organization, government-sponsored corporation or similar entity having primary jurisdiction over it or its assets, or over Insolvency Proceedings in respect of it or its assets, in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office; or (ii) by any other Person if such Insolvency Proceeding (A) is consented to or not timely contested by the party against whom it was commenced, (B) results in the entry of a judgment of insolvency or bankruptcy or the entry of an order for winding-up, liquidation, reorganization, composition, rehabilitation, administration or other similar relief or the appointment of a conservator, trustee, receiver, liquidator, administrator, custodian or similar official, or (C) is not dismissed within fifteen (15) Business Days;

         (d) any representation made or repeated or deemed to have been made or repeated by Seller under this Agreement or the Pledge Agreement or any certificate delivered pursuant hereto or thereto was incorrect or misleading in any material respect when made or repeated;

         (e) Seller fails to fulfill or discharge when due any of Seller's obligations, covenants or agreements under or relating to this Agreement or the Pledge Agreement, including Seller's obligations to deliver shares of Common Stock or cash on the Settlement Date for any Tranche;

         (f) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after the date hereof, it becomes unlawful for Seller to perform any absolute or contingent obligation to make payment or delivery hereunder or to comply with any other material provision of this Agreement or the Pledge Agreement;

         (g) Seller fails to make any payment in respect of any debt or other obligation having a principal amount or other amount payable of $1,000,000 or more in the aggregate, in each case when due or within any applicable grace period, or any event or condition shall occur which results in the acceleration of the maturity of any such debt or such other obligation, as the case may be, or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such debt, as the case may be, or any Person acting on such holder's behalf to accelerate the maturity or other due date for the payment thereof;

         (h) Buyer determines in its discretion that it is unable to establish, re-establish or maintain in an economically efficient manner any hedging transactions necessary or desirable in the normal course of such party's business of hedging the price and market risk of entering into and performing under any Tranche hereunder, due to market illiquidity, illegality, lack of availability of hedging transaction market participants or any other factor (including, without limitation, the insufficient availability of stock lenders willing and able to lend shares of Common Stock with a borrow cost not significantly greater than the cost as of the date hereof and otherwise on terms consistent with those as of the date hereof); PROVIDED that prior to making any such determination, the Calculation Agent shall consult with Seller with respect to sources of available stock borrowing; or

         (i) a Collateral Event of Default within the meaning of the Pledge Agreement shall occur;

then, upon notice to Seller from Buyer at any time following an Event of Default (which, in the case of an Event of Default set forth in Section 7.01(h), shall identify one or more Tranches to which that notice relates), an "ACCELERATION DATE" shall occur with respect to each Tranche (or, in the case of an Event of Default set forth in Section 7.01(h), each Tranche identified in such notice), and Seller shall become obligated to deliver to an affiliate of Buyer designated by Buyer immediately upon receipt of the Acceleration Amount Notice for all remaining Tranches (or, in the case of an Event of Default set forth in Section 7.01(h), each Tranche identified in such notice), a number of shares of Free Stock equal to the Acceleration Amount for each such Tranche; PROVIDED that if the Collateral Agent proceeds to realize upon any collateral pledged under the Pledge Agreement and to apply the proceeds of such realization with respect to any such Tranche as provided in paragraph second of Section 8(d) thereof, then, to the extent of such application of proceeds, Seller's obligation to deliver Free Stock for such Tranche pursuant to this paragraph shall be deemed to be an obligation to deliver an amount of cash equal to the aggregate market value per share of such Free Stock on the Acceleration Date for such Tranche. The "ACCELERATION AMOUNT" means, with respect to any Tranche, the quotient obtained by dividing: (i) the Acceleration Value for such Tranche, as defined below, by
(ii) the market value per share of the Common Stock on the Acceleration Date for such Tranche.

         The "ACCELERATION VALUE" means, with respect to any Tranche, an amount determined by the Calculation Agent representing the fair value to Buyer and its affiliates of an agreement with terms that would preserve for Buyer the economic equivalent of the payments and deliveries in respect of such Tranche that Buyer and its affiliates would, but for the occurrence of the Acceleration Date for such Tranche, have been entitled to receive after such Acceleration Date under this Agreement (taking into account any adjustments pursuant to Article 6 that may have been calculated with respect to such Tranche on or prior to such Acceleration Date), including any loss of bargain, cost of funding or, without duplication, loss or cost incurred as a result of the termination, liquidation, establishment or reestablishment of any hedge or related trading position (whether such hedge or related trading position was maintained by Buyer or one of its affiliates or by a counterparty to a transaction entered into by Buyer or one of its affiliates to hedge Buyer's exposure to such Tranche). The Calculation Agent shall calculate such amount based on the following factors (and such other factors as it deems appropriate): (i) the volatility of the Common Stock, (ii) dividends on the Common Stock and (iii) prevailing interest rates.

         As promptly as reasonably practicable after calculation of the Acceleration Value with respect to any Tranche, the Calculation Agent shall deliver to Seller a notice for such Tranche (the "ACCELERATION AMOUNT NOTICE") specifying the Acceleration Amount of shares of Common Stock required to be delivered by Seller with respect to such Tranche.

                                    ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Buyer shall be directed to JPMorgan Chase Bank, 277 Park Avenue, 11th Floor, New York, New York, 10172, Attention: EDG Corporate Marketing (Ross Gray), Telephone No. 212-622-5730, Telecopy No. 212-622-0105 with a copy to JPMorgan Chase Bank, 500 Stanton Christiana Road, Newark, DE 19713-2107, Attention: Collateral Ops, 3 Ops 2, Telephone No. 302-634-3158, Telecopy No. 302-634- 3208; notices to Seller shall be directed to c/o Perseus, L.L.C., Suite 900, 2099 Pennsylvania Ave., N.W., Washington, DC 20006-1813, Telephone No. 202- 452-0101, Telecopy No. 202-467-0088, Attention: Rodd Macklin.

         SECTION 8.02. GOVERNING LAW; SEVERABILITY; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

         (b) To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

         (c) SELLER AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING

ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         (d) SELLER AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 8.03. SET-OFF. The parties hereto acknowledge and agree that each of them may elect to set-off any or all of its obligations to the other party under any agreement to which the parties hereto are parties against any or all of its rights to obtain performance from such other party under any other agreement to which such parties are party.

         SECTION 8.04. ENTIRE AGREEMENT. Except as expressly set forth herein or in another written agreement dated on or after the date hereof among the parties hereto, this Agreement constitutes the entire agreement and understanding among the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

         SECTION 8.05. AMENDMENTS, WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.06. ASSIGNMENT BY BUYER; NO THIRD PARTY RIGHTS, SUCCESSORS AND ASSIGNS. Neither Buyer nor Seller may assign its rights or delegate its obligations under this Agreement or any Tranche hereunder, except with the prior written consent of the other party hereto, and any purported assignment or delegation without such prior written consent shall be void and of no effect; PROVIDED that, notwithstanding any other provision of this Agreement or the Pledge Agreement to the contrary requiring Buyer to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from Seller, Buyer may designate any of its affiliates that is a "United States person" for U.S. federal income tax purposes to purchase, sell, receive or deliver such shares or other securities or otherwise to perform Buyer's obligations in respect of the transactions contemplated hereunder and under the Pledge Agreement and any such designee may assume such obligations; PROVIDED that Buyer shall not be discharged of its obligations to Seller hereunder or under the Pledge Agreement except to the extent so performed by Buyer or such affiliate designated by Buyer. This Agreement is not intended and shall not be construed to create any rights in any Person other than Seller, Buyer, an affiliate of Buyer designated hereunder and their respective successors and assigns and no other Person shall assert any rights as third party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Seller and Buyer shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of Buyer and its successors and assigns.

         SECTION 8.07. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

         SECTION 8.08. NON-CONFIDENTIALITY. Seller and Buyer hereby acknowledge and agree that Buyer has authorized Seller to disclose this Agreement (and any materials of any kind provided to Seller in connection herewith) to any and all Persons without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary, and Buyer hereby waives any and all claims or any proprietary rights with respect to this Agreement, and authorizes Seller to use any information which Seller receives or has received with respect to this Agreement.

         SECTION 8.09. OVERDUE AMOUNTS. Any amounts not paid when due hereunder shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 2% plus the rate announced from time to time by JPMorgan Chase Bank as its prime rate.

         SECTION 8.10. MATTERS RELATED TO AGENT. Each party agrees and acknowledges that (i) the Agent acts solely as agent on a disclosed basis with respect to the transactions contemplated hereunder, and (ii) the Agent has no obligation, by guaranty, endorsement or otherwise, with respect to the obligations of either Seller or Buyer hereunder, either with respect to the delivery of cash or shares of Common Stock, either at the beginning or the end of the transactions contemplated hereby. In this regard, each of Seller and Buyer acknowledges and agrees to look solely to the other for performance with respect to each Tranche hereunder, and not to the Agent.

         SECTION 8.11. CALCULATION AGENT. The determinations and calculations of the Calculation Agent shall be made in good faith and in a commercially reasonable manner, and shall be binding in the absence of manifest error.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date and year first above written.


                                   SELLER:

                                   PERSEUS CAPITAL, LLC

                                   By:  PERSEUS MANAGEMENT, L.L.C.,
                                        as its Manager


                                   By:  /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Secretary and Treasurer



                                   BUYER:

                                   JPMORGAN CHASE BANK

                                   By:  J.P. MORGAN SECURITIES INC.,
                                        as its Agent


                                   By:  /s/ Neeraj Hora
                                        ---------------------------------------
                                        Name:   Neeraj Hora
                                        Title:  Vice President

               FORM OF PRE-PRICING ACKNOWLEDGMENT-- TRANCHE NO. 1

                                                March 5, 2002

         This Pre-pricing Acknowledgment is a Pre-pricing Acknowledgment within the meaning of Section 2.02(b) of the Stock Purchase Agreement dated as of March 5, 2002 (the "STOCK PURCHASE AGREEMENT") between Perseus Capital, LLC ("SELLER") and JPMorgan Chase Bank ("BUYER"), by J.P. Morgan Securities Inc., as its agent. This Pre-pricing Acknowledgment relates to Tranche No. 1. Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement. Upon the terms and subject to the conditions of the Stock Purchase Agreement, the parties hereto hereby acknowledge and agree as follows with respect to Tranche No. 1:

         (i)      DESIGNATION OF TRANCHE: Tranche No. 1.

         (ii)     ADVANCE RATE: 69.00%.

         (iii)    DOWNSIDE RATE: 80.00%.

         (iv)     MAXIMUM BASE AMOUNT: 800,000 shares.

         (v)      UPSIDE RATE: 113.00%.

         (vi)     TRIGGER RATE: 145.00%.

         (vii)    MATURITY DATE: July 5, 2002.

         This Pre-pricing Acknowledgment shall be governed by the laws of New York and may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have signed this Pre-pricing Acknowledgment as of the date and year first above written.


                                   SELLER:

                                   PERSEUS CAPITAL, LLC

                                   By:  PERSEUS MANAGEMENT, L.L.C.,
                                        as its Manager


                                   By:  /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Secretary and Treasurer



                                   BUYER:

                                   JPMORGAN CHASE BANK

                                   By:  J.P. MORGAN SECURITIES INC.,
                                        as its Agent


                                   By:  /s/ Neeraj Hora
                                        ---------------------------------------
                                        Name:   Neeraj Hora
                                        Title:  Vice President

                                                                       EXHIBIT B

                  FORM OF PRICING SCHEDULE-- TRANCHE NO. [___]


                               JPMorgan Chase Bank
                           277 Park Avenue, 11th Floor
                            New York, New York 10172


                                                [Date]

Perseus Capital, LLC c/o Perseus, L.L.C.
2099 Pennsylvania Ave., N.W., Suite 900
Washington, DC 20006-1813


[Ladies and Gentlemen / Mr. __________]:

         This Pricing Schedule is a Pricing Schedule within the meaning of
Section 2.02(c) of the Stock Purchase Agreement dated as of March 5, 2002 (the "STOCK PURCHASE AGREEMENT") between Perseus Capital, LLC ("SELLER") and JPMorgan Chase Bank ("BUYER"), by J.P. Morgan Securities Inc., as its agent. Capitalized terms used herein have the meanings set forth in the Stock Purchase Agreement.

         This Pricing Schedule relates to Tranche No. [__]. Upon the terms and subject to the conditions of the Stock Purchase Agreement, the Terms of Tranche with respect to Tranche No. [___] shall be as follows:

1.   DESIGNATION OF TRANCHE: Tranche No. [___].

2.   PURCHASE PRICE: [___________].

3.   PAYMENT DATE: [___________].

4.   INITIAL SHARE PRICE: [____________].

5.   INITIAL SHORT POSITION:  [_______________].

6.   HEDGED VALUE: [__________].

7.   UPSIDE LIMIT: [__________].

8.   UPSIDE TRIGGER: [__________].

9.   BASE AMOUNT: [____________].

10.  THE LAST DAY OF HEDGING PERIOD: [________].


                                   Very truly yours,

                                   JPMORGAN CHASE BANK

                                   By:  J.P. MORGAN SECURITIES INC.,
                                        as its Agent

                                   By:
                                        ---------------------------------------
                                        Name:
                                        Title:


Acknowledged and Confirmed:

PERSEUS CAPITAL, LLC

By:  PERSEUS MANAGEMENT, L.L.C.,
     as its Manager


By:
     ---------------------------
     Name:
     Title:

                                       C-1